Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR NOVEMBER

Dallas, Texas, November 5, 2014 – Southwest Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.35393 per unit, payable on November 28, 2014, to unit holders of record on November 17, 2014. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/.

This distribution reflects primarily the oil production for August 2014 and the gas production for July 2014. Preliminary production volumes are approximately 38,839 barrels of oil and 634,683 Mcf of gas. Preliminary prices are approximately $87.09 per barrel of oil and $4.14 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales Volumes		Average Price

	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	38,839	634,683	$87.09	$4.14

Prior Month	46,103	772,536	$95.39	$4.08

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of October and the transition to new systems, approximately $1,555,738 of revenue received will be posted in the following month of November in addition to normal receipts during November. Since the close of business in October and prior to this press release, approximately $578,000 revenue has been received.

Approximately $363,000 for 2014 Ad Valorem taxes was deducted from this month’s distribution as compared to $689,000 in November 2013. These payments are normal expenditures at this time of year.

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Contact:	Ron Hooper SVP, Royalty Trust Services Southwest Bank Toll Free (855) 588-7839